Exhibit 99.1

Cray Media: Erin McGhee 206/701-2107 pr@cray.com	Investors: Victor Chynoweth 206/701-2094 ir@cray.com

CRAY INC. REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS
Company reports net income of $5.1 million

SEATTLE, WA – November 1, 2007 – Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the third quarter ended September 30, 2007. Revenue for the quarter grew to $55.0 million compared to $32.6 million in the prior year period. The company reported net income for the quarter of $5.1 million or $0.16 per share compared to a net loss of ($8.3 million) or ($0.37) per share in the third quarter of 2006.

Total gross margin for the third quarter of 2007 was 40.3 percent compared to 35.0 percent in the prior year period. Product margin was 40.1 percent compared to 27.0 percent in the third quarter of 2006. Service margin of 41.0 percent for the third quarter was in line with the company’s target level.

Operating expenses were $17.8 million in the third quarter compared to $18.8 million in the prior year period. Included in third quarter 2007 results were non-cash items of $3.2 million for depreciation and amortization and $0.6 million related to stock compensation.

For the nine month period ended September 30, 2007, Cray reported total revenue of $128.7 million compared to $119.6 million in the prior year period. Net loss was reduced dramatically year-over-year to ($2.1 million) or ($0.07) per share for the nine month period ended September 30, 2007 compared to a net loss of ($20.8 million) or ($0.93) per share for the nine month period ended September 30, 2006.

Cash and short-term investment balances as of September 30, 2007 were $139.7 million.

“We are very pleased to report solid profit and revenue growth,” said Peter Ungaro, president and CEO of Cray. “Third quarter benefited from strong international contributions, the largest being the successful installation and acceptance of the HECToR Cray XT4 supercomputer at the University of Edinburgh’s Parallel Computing Centre in Scotland.”

Ungaro added, “With recent wins, we are again furthering our momentum in the marketplace. Our priorities, as we close 2007 and move into 2008, are to continue to win new business, execute on product development initiatives, and to establish a foundation for sustained profitability and supercomputing market leadership.”

Outlook

Cray continues to anticipate 2007 revenue will likely be below $190 million, with a loss for the year. The company expects an improved gross margin for 2007 compared to 2006. For the fourth quarter of 2007, Cray anticipates higher research and development expense compared to previous quarters.

For 2008, while there is a wide range of potential outcomes, Cray targets profitability for the year and expects improved revenue over 2007. The company anticipates initial revenue from quad-core Cray XT4TM and BlackWidow systems in the first half of 2008, potentially in the first quarter, and initial Cray XMTTM system revenue mid-2008. Additionally, Cray anticipates increased operating expenses 2008 compared to 2007, principally in the area of research and development.

2007 and 2008 quarterly and annual results will be affected by many factors, including the level and timing of government funding, the timing and success of planned product rollouts, the timing and success of meeting certain product development milestones and the timing of customer orders, shipments, acceptances and revenue recognition.

Recent Highlights

•	Today, Cray and the U.S. Department of Energy (DOE) announced the successful installation and recent acceptance of one of the world’s largest supercomputers. Housed at DOE’s National Energy Research Scientific Computing Center (NERSC), the powerful Cray XT4 system utilizes nearly 20,000 processor cores and has a top processing speed of more than 100 teraflops (trillion floating point operations per second). This acceptance occurred in late October, so was not included in third quarter or year-to-date 2007 results.

•	In October, Cray announced the selection of a Cray XT4 system by Japan’s Yokohama City University. The Cray supercomputer will be housed at the University’s Division of Structural Bioinformatics to aid two of Japan’s most prominent academic researchers in their efforts to expand on the principle of three-dimensional structures and functions of biomolecules, proteins and nucleic acids.

•	In addition to other announced contracts, Cray received orders totaling over $40 million from various government customers over the first three quarters of 2007. These orders include over $30 million for BlackWidow and Cray XMT systems.

•	In September, Cray announced that the DOE’s Pacific Northwest National Laboratory took delivery of an early-release Cray XMT supercomputer. The Cray XMT system has a unique “massively multithreaded” architecture and large global memory that is configured for applications that require access to terabytes of generally unstructured data, such as data discovery, business intelligence, bioinformatics and power grid analysis.

•	In September, Cray announced the appointment of Andrew Wyatt to the position of vice president for the Asia Pacific region. Mr. Wyatt, who has twenty years of high performance computing experience, will be responsible for leading sales and customer support activities across the region.

•	In July, Cray announced that two Cray supercomputers, one installed at Oak Ridge National Laboratory and the other at Sandia National Laboratories, achieved top-three status on the industry-standard TOP500 benchmark. Each system achieved computational performance of over 100 teraflops.

Conference Call Information
Cray will host a conference call today, Thursday, November 1, 2007 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss third quarter 2007 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-866-249-5225. International callers should dial 303-275-2170. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11101220. International callers can listen to the replay by dialing 303-590-3000, access code 11101220. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, November 1, 2007.

About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XMT, BlackWidow and Baker systems; the level, timing and continuation of government funding for supercomputer system purchases and research and development activities, including for our DARPA, Cray XMT and BlackWidow systems; the successful passing of customer acceptance tests; significant reliance on third-party development service suppliers and parts suppliers, including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts from suppliers; the successful porting of application programs to Cray supercomputer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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Cray is a registered trademark, and Cray XT4 and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

REVENUE:
Product	$42,742	$19,074	$90,191	$77,990
Service	12,247	13,491	38,532	41,603

Total revenue	54,989	32,565	128,723	119,593

COST OF REVENUE:
Cost of product revenue	25,618	13,927	57,422	58,703
Cost of service revenue	7,222	7,242	22,880	22,836

Total cost of revenue	32,840	21,169	80,302	81,539

Gross margin	22,149	11,396	48,421	38,054

OPERATING EXPENSES:
Research and development, net	9,067	9,692	25,806	23,278
Sales and marketing	5,423	4,924	15,814	15,591
General and administrative	3,340	4,134	11,442	14,328
Restructuring and severance	—	3	10	1,290

Total operating expenses	17,830	18,753	53,072	54,487

Income (loss) from operations	4,319	(7,357)	(4,651)	(16,433)

Other income (expense), net	294	(92)	765	(1,964)

Interest income (expense), net	716	(608)	2,715	(1,657)

Income (loss) before income taxes	5,329	(8,057)	(1,171)	(20,054)

Income tax expense	(228)	(267)	(953)	(748)

Net income (loss)	$5,101	$(8,324)	$(2,124)	$(20,802)

Basic net income (loss) per common share	$0.16	$(0.37)	$(0.07)	$(0.93)

Diluted net income (loss) per common share	$0.16	$(0.37)	$(0.07)	$(0.93)

Basic weighted average shares outstanding	32,191	22,634	31,774	22,475

Diluted weighted average shares outstanding	32,346	22,634	31,774	22,475

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$73,823	$115,328
Restricted cash	25,000	25,000
Short-term investments, available-for-sale	40,836	—
Accounts receivable, net	48,733	44,790
Inventory	72,338	58,798
Prepaid expenses and other current assets	4,228	2,156

Total current assets	264,958	246,072

Property and equipment, net	18,769	21,564
Service inventory, net	3,281	4,292
Goodwill	64,821	57,138
Deferred tax asset	794	722
Intangible assets, net	1,241	1,404
Other non-current assets	5,949	6,311

TOTAL ASSETS	$359,813	$337,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,621	$22,450
Accrued payroll and related expenses	10,878	17,411
Advance research and development payments	12,401	21,518
Other accrued liabilities	11,663	5,121
Deferred revenue	49,592	43,248

Total current liabilities	116,155	109,748

Long-term deferred revenue	11,117	2,475
Other non-current liabilities	3,668	3,906
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	210,940	196,129

Shareholders’ equity:
Common stock	512,271	507,356
Accumulated other comprehensive income	11,563	6,855
Accumulated deficit	(374,961)	(372,837)

TOTAL SHAREHOLDERS’ EQUITY	148,873	141,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$359,813	$337,503